Exhibit 99.01

NEWS RELEASE Xcel Energy Media Relations 1225 17th St. Denver, CO 80202 (303)294-2300 www.xcelenergy.com

Dec. 1, 2006

Xcel Energy files for changes to natural gas
base rates and electric bills

DENVER — In a series of filings today with the Colorado Public Utilities Commission (CPUC), Xcel Energy has proposed to increase natural gas base rates by 3.3 percent. The company also filed its new, quarterly Electric Commodity Adjustment (ECA) rate, a pass-through cost, to reduce large fluctuations on customers’ bills, which amounts to a 4 percent increase. The company also filed a newly-amended Purchased Capacity Cost Adjustment (PCCA) rider, another pass-through, which will recover all costs associated with contracts to secure purchased power from third parties and amounts to a 0.5 percent increase.

Natural Gas Rate Case

Since the summer of 2005, the company has invested nearly $110 million in its natural gas facilities in Colorado and continues to invest in new facilities. Xcel Energy is proposing an effective date of Jan. 1, 2007, however, it is anticipated that the request, if approved by the CPUC, will become effective next summer.

The requested increase of $41.5 million would increase a typical residential customer’s bill by about $2.10, to $65.06 per month, based on an average use of 65 therms. This represents an increase of 3.3 percent when compared to the current monthly bill.

Typical commercial customers would see an overall monthly bill increase of about $7.14, to $300.96, based on 329.9 therms of use. This represents an increase of 2.4 percent over the current monthly bill.

“The growth in our Colorado customer base and its needs continue to drive our investment in natural gas infrastructure. Recently, the company also added pipeline facilities and addressed a federally mandated pipeline inspection program,” said Pat Vincent, president and CEO, Public Service Co. of Colorado, an Xcel Energy company.

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- Xcel Energy natural gas rate case and electric filings - pg. 2 of 3

As part of the case, the company is asking the CPUC to set a new authorized rate of return of 11 percent. The authorized rate of return is not a guarantee, but an opportunity to earn that amount. The company is currently authorized to earn up to 10.50 percent, but the actual rate of return is closer to 7 percent.

Costs associated with rehabilitating a retired manufactured gas facility near Fort Collins, Colo., and decommissioning the Leyden natural gas storage facility are also part of this rate case.

Electric Commodity Adjustment

Xcel Energy is making this filing to comply with its electric rate case settlement.  The new ECA will be filed quarterly and will allow Xcel Energy to more accurately reflect the real-time cost of generation fuel and purchased energy for customers. The company believes the move to a quarterly ECA will reduce large fluctuations in customer bills that currently result from the annual filing.

Purchased Capacity Cost Adjustment

In the electric rate case settlement, the CPUC approved shifting purchased power contract costs from base electric rates to the PCCA rider. This change would not generally increase or decrease electric bills for Colorado customers, but would more accurately reflect that all capacity costs are a pass-through to customers.

The new PCCA will be revised annually to reflect the addition of new contracts and the expiration of old ones.

Because of this change, typical residential electric customers would see a decrease in their base electric rates of $8.12, based on use of 625 kilowatt-hours per month and would see that cost shifted to the PCCA line-item on their bills. The PCCA would increase $8.36, for an overall increase of $0.24 per month.

Typical small-business customers would see a decrease in their base electric rates of $13.89, based on use of 1,025 kilowatt-hours per month and would see that cost shifted to the PCCA line-item on their bills. The PCCA would increase $14.36, for an overall increase of $0.47 per month.

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- Xcel Energy natural gas rate case and electric filings - pg. 3 of 3 -

Overall Electric Bill Impacts

Combining various riders, including the ECA and the PCCA impacts with the previously mentioned electric rate case settlement means a typical residential customer would see an increase in their bill of $5.78, to $58.05 per month from $52.27, for an 11 percent increase. Typical small business customer bills would see an increase in their bill of $9.17, to $92.79 from $83.62, for an 11 percent increase.

Xcel Energy encourages customers to explore ways to conserve energy and lower their natural gas bills by visiting www.xcelenergy.com/energysavings or by calling 1-800-895-4999 for a free copy of “60 Simple Ways to Save Money on Your Energy Bill.” Customers also are encouraged to contact the company for information on Averaged Monthly Payment. Business customers may order a free copy of the “Small Business Guide to Energy Savings” on the company’s Web site at www.xcelenergy.com/businessenergyguide.

Customers may also wish to seek low-income energy assistance and information on energy efficiency programs by contacting the federal Low Income Home Energy Assistance Program (LEAP), which started on Nov. 1, or Energy Outreach Colorado (EOC). Customers can call 1-866-HEAT HELP (1-866-432-8435) for further information.

Xcel Energy’s new, voluntary energy assistance program also allows Colorado customers to make regular tax-deductible donations to EOC through their monthly utility bills. The program started in late August and moving forward, monthly bills will have information and a check box informing customers how they can contribute to energy assistance. Xcel Energy will match customer donations to EOC on a dollar-per-dollar basis, up to $1 million.

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

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